AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend fee schedule Amended Exhibit CC of the Agreement, effective November 1, 2017; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit CC of the Agreement shall be amended and replaced in its entirety by the Exhibit CC attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Douglas G. Hess	By: /s/ Anita M. Zagrodnik
Printed Name: Douglas G. Hess	Printed Name: Anita M. Zagrodnik
Title: President	Title: Senior Vice President
Date: 2/5/2018	Date: 1/30/2018

Exhibit CC to the Advisors Series Trust Fund Accounting Servicing Agreement
Separate Series of Scharf Investments, LLC

Name of Series
Scharf Fund
Scharf Balanced Opportunity Fund
Scharf Global Opportunity Fund
Scharf Alpha Opportunity Fund

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at November, 2017

Annual Fee Based Upon Average Net Assets Per Fund*
        [   ] basis points on the first $[   ]
        [   ] basis points on the next $[   ]
        [   ] basis points on the next $[   ]
[   ] basis points on the balance
Minimum annual fee:  $[   ] per fund

▪ Additional fee of $[   ] for each additional class, Controlled Foreign Corporation (CFC) and/or  manager/sub-advisor per fund
Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal – on-line access to portfolio management and compliance information
▪ USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $[   ] /fund (subject to change based on Board review and approval)
▪ $[   ] / sub-advisor per fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section [   ] compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

 Amended Exhibit CC (continued) to the Advisors Series Trust Fund Accounting Servicing Agreement

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at November, 2017

Pricing Services*
▪ $[   ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪ $[   ] - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪ $[   ] - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies,  Asset Backed, High Yield
▪ $[   ] - Bank Loans
▪ $[   ] - Credit Default Swaps
▪ $[   ] - Swaptions,
▪ $[   ] Intraday money market funds pricing, up to [   ] times per day
▪ $[   ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪ $[   ] per Month Manual Security Pricing (>[   ]per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action & Factor Services (Security Paydown)
▪ $[   ] / Foreign Equity Security per Month for Corporate Action Service
▪ $[   ] / Domestic Equity Security per Month for Corporate Action Service
▪ $[   ] / CMOs, Asset Backed, Mortgage Backed Security Per Month

Third Party Administrative Data Charges (descriptive data for each security)

$[   ] per security per month for fund administrative data

Fair Value Services (Interactive Data)*
▪ $[   ] on the First [   ] Securities
▪ $[   ] on the Balance of Securities

* Per security per fund per pricing day.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly

Advisor’s Signature below acknowledges approval of the two fee schedules on this Exhibit CC.

Scharf Investments, LLC

By: /s/ Jason Marcus

Printed Name: Jason Marcus

Title: Chief Operating Officer        Date: 01/29/2018